Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Julie Coyle

Director of Marketing

Tel: (803) 794-2265

CONGAREE BANCSHARES, INC. REPORTS

THIRD QUARTER 2011 FINANCIAL RESULTS

Cayce, SC, October 25, 2011 — Congaree Bancshares, Inc., the holding company for Congaree State Bank, reports results for the third quarter of 2011.

The company recorded net income, after tax provision, of $94,127 and net income available to common shareholders of $64,457, for the quarter ended September 30, 2011 compared to a net income available to common shareholders of $11,138 for the quarter ended September 30, 2010.  Basic earnings per share were $0.04 for the third quarter of 2011 compared to a $0.01 per share in the third quarter of 2010.  Basic earnings per share were $0.32 year to date 2011 compared to $(0.31) year to date 2010. The increase in net income as compared to the third quarter of 2010 is primarily attributable to an increase in the bank’s net interest margin.  For the period ended September 30, 2011, our net interest margin was 3.83% compared to 3.37% for the period ended September 30, 2010.  Despite the higher levels of liquidity, improved loan yields and lower deposit cost have resulted in a positive trend in the company’s net interest margin.

Interest income decreased from $1,555,920 for the three months ended September 30, 2010 to $1,406,335 for the three months ended September 30, 2011, primarily due to a 12% reduction of the loan portfolio.  Interest expense decreased to $280,550 for the three months ended September 30, 2011, compared to $484,076 for the same period in 2010, largely due to a 9.10% decrease in interest bearing deposits.

“We are excited about our third quarter results,” stated Charles A. Kirby, the company’s President/CEO. “We are very focused on our strategic plan and are optimistic for the remainder of 2011.”

During the third quarter 2011, net charge-offs were $213,331, or  0.89%  of average loans on an annualized basis.  The reserve for loan losses remained at $1.5 million or 1.71% of loans as of September 30, 2011.  The $1.5 million loan loss reserve provides approximately 90.63% coverage of non-current loans.

Total assets were $123 million at September 30, 2011, a 1.5% increase over total assets of $121.1 million at December 31, 2010.  Total loans were $87.8 million as of September 30, 2011, a slight decrease compared to $90.3 million as of December 31, 2010.

The bank remains “well-capitalized” as defined by our bank regulators, which is the highest bank capital classification. Total shareholders’ equity was $12,378,190 with the company’s book value at $7.02 per share at quarter end.

FORWARD LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1)  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the quarter ended September 30, 2011 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights

(Unaudited) ($ in thousands, except per share data)

	Three Months Ended September 30,
Income Statement Data	2011	2010
Net interest income	$1,126	$1,072
Provision for loan losses	270	255
Net interest income after loan loss provision	856	817
Non-interest income	220	321
Non-interest expense	980	1,070
Income taxes	2	—
Net income (loss)	94	68
Accretion of preferred stock to redemption value	(7)	(7)
Preferred dividends accrued	(22)	(49)
Net Income (Loss) to common shareholders	$65	$11
Income (Loss) per common share: basic	$0.04	$0.01
Income (Loss) per common share: diluted	$0.04	$0.01
Weighted Average Number of Common Shares Outstanding
Basic	1,764,439	1,764,439
Diluted	1,764,439	1,764,439

Balance Sheet Data	At 09/30/11	At 12/31/10
Total assets	$123,028	$121,177
Cash and due from banks	3,562	5,052
Investment securities	28,203	22,394
Loans	87,816	90,336
Allowance for loan losses	1,500	1,552
Deposits	103,255	106,586
FHLB advances and other borrowings	7,000	3,000
Shareholders’ equity	$12,378	11,177
Preferred shares outstanding	3,449	3,449
Common shares outstanding	1,764,439	1,764,439
Equity to assets	10.06%	9.22%
Total loans to deposits	85.05%	84.75%

Bank Regulatory Capital ratios:
Leverage ratio	9.76%	9.16%
Tier 1 capital ratio	14.33%	12.84%
Total risk-based capital ratio	15.60%	14.09%

Asset Quality	At 09/30/11	At 12/31/10
Non-performing loans	$1,655	$1,417
Other real estate owned	3,227	3,293
Total non-performing assets	$4,882	$4,710
Percentage of non-performing loans to total loans	1.89%	1.57%
Percentage of non-performing assets to total assets	1.35%	3.89%
Allowance for loan losses to non-performing loans	90.63%	109.53%
Allowance for loan losses to total loans	1.71%	1.72%